As filed with the Securities and Exchange Commission on April 19, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUALITY DISTRIBUTION, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	59-3239073
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3802 Corporex Park Drive

Tampa, Florida 33619

(Address, Including Zip Code, of Principal Executive Offices)

MTL, Inc. 1998 Stock Option Plan

Quality Distribution, Inc. 2003 Stock Option Plan

Quality Distribution, Inc. 2003 Restricted Stock Incentive Plan

(Full Titles of the Plans)

Robert J. Millstone, Esq.

Senior Vice President, General Counsel and Secretary

Quality Distribution, Inc.

3802 Corporex Park Drive

Tampa, Florida 33619

(813) 569-7360

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value per share, issuable under the MTL, Inc. 1998 Stock Option Plan	70,295 shares(2)	$23.53(3)	$1,654,041(3)	$178.00(3)
Common Stock, no par value per share, issuable under the Quality Distribution, Inc. 2003 Stock Option Plan	3,351,625 shares(2)	$12.11(3)	$40,572,525(3)	$4,343.00(3)
Common Stock, no par value per share, issuable under the Quality Distribution, Inc. 2003 Restricted Stock Incentive Plan	700,000 shares(2)	$13.97(3)	$9,779,000(3)	$1,048.00(3)
TOTAL	4,121,920 shares(2)	$12.62(3)	$52,005,566(3)	$5,569.00(3)

(1)	This Registration Statement covers, in addition to the common stock of Quality Distribution, Inc., no par value per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement.

(2)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares, options and rights that may be offered or issued pursuant to the MTL, Inc. 1998 Stock Option Plan, the Quality Distribution, Inc. 2003 Stock Option Plan and the Quality Distribution, Inc. 2003 Restricted Stock Incentive Plan (collectively, the “Plans”) as a result of one or more adjustments under the Plans to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(3)	Calculated pursuant to Rule 457(h) under the Securities Act. In the case of options that have previously been issued under the 1998 Stock Option Plan and the 2003 Stock Option Plan, the maximum offering price per share and in the aggregate were calculated based on the weighted average exercise price of all such options granted under each Plan. For all other shares of Common Stock covered by this Registration Statement, the maximum offering price per share and in the aggregate were calculated based upon the average of the high and low prices of the Common Stock on April 12, 2006, as quoted on the Nasdaq National Market.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to plan participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents of Quality Distribution, Inc. (the “Company” or the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its year ended December 31, 2005, filed on March 16, 2006 (SEC File No. 000-24180);

(b)	The Company’s Current Report on Form 8-K, filed on February 10, 2006 (SEC File No. 000-24180); and

(c)	The description of the Company’s common stock contained in its Registration Statement on Form 8-A, filed with the SEC on November 5, 2003 (SEC File No. 000-24180) (which incorporates such description of the common stock from the Company’s Registration Statement on Form S-1, originally filed on August 29, 2003, and as subsequently amended (SEC File No. 333-108344)).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

The Company’s Common Stock is registered pursuant to Section 12 of the Exchange Act; therefore, this Item is not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 607.0850 of the Florida Business Corporation Act (the “FBCA”) permits a Florida corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred in connection with such proceeding, including the estimated expenses of litigating the proceeding to conclusion and the expenses actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if such person acted in good faith for a purpose he or she reasonably believed to be in, or not opposed to the best interest of the corporation and, in criminal actions or proceedings, additionally had no reasonable cause to believe that his or her conduct was unlawful. Section 607.0850(6) of the FBCA permits the corporation to pay such costs or expenses in advance of a final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification under the FBCA. Section 607.0850 of the FBCA provides that the indemnification and advancement of expense provisions contained in the FBCA shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled.

To the extent permitted by law and in accordance with its by-laws, the Company may indemnify any person who is or was a party, or is threatened to be made a party to, any threatened, pending or contemplated action, suit or other type of proceeding by reason of the fact that such person is or was a director or officer of the Company or is or was serving at the Company’s request (as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against judgments, amounts paid in settlement, penalties, fines and expenses, including attorneys fees, actually and reasonably incurred in connection with any such action, suit or other proceeding. The above indemnification rights continue after a person ceases to be a director, officer, employee or agent and inure to the benefit of such person’s heirs, executors and administrators.

Pursuant to its by-laws, the Company is required to indemnify a person described above if (a) such person is a director or officer that has prevailed on the merits in an action described above or (b) it is determined that such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the Company’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The above determination can be made (1) by a majority vote of the Board of Directors consisting of directors who were not parties to such action, suit or other proceeding to which the indemnification relates; (2) by majority vote of a committee duly designated by the Board of Directors consisting solely of two or more directors not parties to such action, suit or other proceeding; (3) by independent legal counsel (i) selected by the Board of Directors in accordance with the requirements of subsection (1) or by a committee designated under subsection (2) or (ii) if a quorum of the directors cannot be obtained and a committee cannot be designated, selected by majority vote of the full Board of Directors; or (4) by the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such action, suit or other proceeding.

The Company carries insurance on behalf of its directors, officers, employees or agents that may cover liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the

Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on April 19, 2006.

QUALITY DISTRIBUTION, INC.

By:	/s/ Gerald L. Detter
Gerald L. Detter
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gerald L. Detter and Timothy B. Page, and each of them, acting individually and without the other, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them individually, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gerald L. Detter Gerald L. Detter	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	April 19, 2006

/s/ Timothy B. Page Timothy B. Page	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 19, 2006

* Marc E. Becker	Director	April 19, 2006

Signature	Title	Date

* Robert H. Falk	Director	April 19, 2006

* Robert E. Gadomski	Director	April 19, 2006

* Joshua J. Harris	Director	April 19, 2006

* Richard B. Marchese	Director	April 19, 2006

* Thomas R. Miklich	Director	April 19, 2006

* Donald C. Orris	Director	April 19, 2006

* Eric L. Press	Director	April 19, 2006

* M. Ali Rashid	Director	April 19, 2006

* Alan H. Schumacher	Director	April 19, 2006

* Michael D. Weiner	Director	April 19, 2006

*By:	/s/ Gerald L. Detter Gerald L. Detter Attorney-in-fact	April 19, 2006

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
4.1	MTL, Inc. 1998 Stock Option Plan. Incorporated herein by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-4, filed on November 3, 1998 (Commission File No. 333-66711).

4.2	Quality Distribution, Inc. 2003 Stock Option Plan, as amended. Incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 16, 2005.

4.3	Quality Distribution, Inc. 2003 Restricted Stock Incentive Plan, as amended. Incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 16, 2005.

5.1	Opinion of Shumaker, Loop & Kendrick, LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Counsel (included in Exhibit 5).

24.1	Powers of Attorney.